UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
July 19, 2011
Date of Report (Date of earliest event reported)

Huron Consulting Group Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50976 (Commission File Number)	01-0666114 (IRS Employer Identification Number)
550 West Van Buren Street
Chicago, Illinois
60607
(Address of principal executive offices)
(Zip Code)
(312) 583-8700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On July 19, 2011, Huron Consulting Group Inc. (the “Company”) announced that James K. Rojas, currently Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer, has ceased acting as Chief Financial Officer and Treasurer effective July 18, 2011 in connection with the appointment of C. Mark. Hussey as Executive Vice President, Chief Financial Officer and Treasurer as discussed below. Mr. Rojas will continue to serve as Executive Vice President and Chief Operating Officer of the Company.
(c) On July 19, 2011, the Company announced the appointment of C. Mark Hussey as Executive Vice President, Chief Financial Officer and Treasurer, effective July 18, 2011.
Mr. Hussey, age 50, joins the Company from Crosscom National, LLC, a privately held professional information technology services organization deploying and servicing in-store technology solutions for large, national retailers. He held the position of Chief Financial Officer since 2002 and was responsible for all finance and administrative functions for the company.
Mr. Hussey will be paid a salary of $325,000 in 2011 and will be eligible for an annual cash bonus of $227,500 and an annual long-term incentive stock bonus of $195,000, all of which are prorated based on his term of employment. Mr. Hussey will also be granted 10,000 shares of restricted stock effective August 1, 2011. The restricted stock award has a fair value of $296,200 based on the closing price of HURN common stock as of July 18, 2011 and will vest ratably over four years ending on August 1, 2015. Additionally, Mr. Hussey entered into a Senior Management Agreement with the Company effective as of July 18, 2011, as summarized below.
Senior Management Agreement for C. Mark Hussey
     On July 11, 2011, the Company entered into a Senior Management Agreement, effective as of July 18, 2011, with C. Mark Hussey, Executive Vice President, Chief Financial Officer and Treasurer of the Company (the “Hussey Agreement”). Set forth below is a brief description of the material terms of the Hussey Agreement.
     Term of the Hussey Agreement: The Hussey Agreement covers a term beginning on July 18, 2011, and continuing until July 18, 2012. Following the expiration of that initial term, the Hussey Agreement will be automatically renewed every 12 months, unless Mr. Hussey or the Company provides 60 days notice to the other that such automatic renewal shall cease. The Hussey Agreement may be earlier terminated by Mr. Hussey or the Company pursuant to its terms.
     Base Salary: The Hussey Agreement entitles Mr. Hussey to an annual base salary. The amount of such base salary is not specified in the Hussey Agreement. The Chief Executive Officer of the Company will review Mr. Hussey’s compensation annually, based on his performance and the Company’s other compensation policies. Mr. Hussey’s base salary may not be reduced without his consent unless such reduction is part of a comparable overall reduction for members of senior management of the Company.
     Annual Bonus: Each calendar year Mr. Hussey will be eligible for an annual bonus in an amount determined by the Compensation Committee based on the Company’s and Mr. Hussey’s performance and the Company’s compensation policies.
     Equity Awards: Mr. Hussey will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee based on the Company’s and Mr. Hussey’s performance and the Company’s compensation policies.
     Other Benefits: Mr. Hussey will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly-situated key management employees.
     Post-Termination Payments: If Mr. Hussey’s employment is terminated by the Company without Cause or he resigns for Good Reason, in either case, Mr. Hussey will be entitled to: (i) severance pay in an amount equal to six months base salary (“Severance Pay”), (ii) pro rata vesting of any outstanding equity awards granted to Mr. Hussey prior to 2011 and (iii) continuation of medical benefits for six months upon the same terms as exist from time to time for active similarly-situated executives of the Company. The receipt of such benefits is conditioned upon Mr. Hussey’s compliance with the covenants, representations, warranties and agreements contained in the Hussey Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.
     “Good Reason” is defined in the Hussey Agreement to mean a resignation, not in connection with a Change of Control (as defined in the Hussey Agreement), following a change in Mr. Hussey’s primary location of employment to a location that is more than 75 miles from Chicago, Illinois.
     Change of Control: If (i) Mr. Hussey’s employment is terminated by the Company without Cause or if he resigns for a CoC Good Reason (as defined in the Hussey Agreement and summarized below), in either case, within two years following a Change of Control or (ii) Mr. Hussey reasonably demonstrates that his termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to, or intended to facilitate, a Change of Control or was at the request of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Mr. Hussey will be entitled to: (a) cash equal to the target amount of his annual bonus (the “Target Bonus”) for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to the sum of his annual base salary and Target Bonus, if any, for the year of termination or resignation and (c) continuation of medical benefits for one year following the date of such termination or resignation upon the same terms as exist for him immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Mr. Hussey will be provided with a cash payment equal to the difference between (i) the amount of the premium paid by him for continuation of medical benefits under COBRA between the date of the Qualifying Termination and the date of the Change of Control and (ii) the amount of the premium that Mr. Hussey would have paid for medical coverage during such period had his coverage been continued during such period upon the same terms as existed for him immediately prior to the termination or resignation date. All of Mr. Hussey’s outstanding equity grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Mr. Hussey’s compliance with the covenants, warranties, representations and agreements set forth in the Hussey Agreement, as well as his execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.
     “CoC Good Reason” is defined in the Hussey Agreement to mean certain adverse changes in anticipation of, or within two years following, a Change of Control including: (a) any material breach of the Hussey Agreement by the Company, (b) any material adverse change in Mr. Hussey’s status, responsibilities or position with the Company, (c) any material reduction in his base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly-situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Mr. Hussey that are materially inconsistent with his position and the responsibilities described in the Hussey Agreement or (e) requiring Mr. Hussey to be principally based at any location that is more than 75 miles from Chicago, Illinois.
     The Hussey Agreement further provides that if any amount, right or benefit paid or payable to Mr. Hussey under the Hussey Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Mr. Hussey under the Hussey Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.
     The foregoing description of the terms of the Hussey Agreement does not purport to be a complete description of the Hussey Agreement and is qualified in its entirety by reference to the text of the Hussey Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02.
(e) The information required under this Item is incorporated by reference in its entirety by Item 5.02 (c) above.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.1	Senior Management Agreement by and between Huron Consulting Group Inc. and C. Mark Hussey

10.2	Press Release — Huron Consulting Group Appoints C. Mark Hussey as Executive Vice President, Chief Financial Officer and Treasurer

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc. (Registrant)
Date: July 19, 2011	/s/ James K. Rojas
James K. Rojas
Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Senior Management Agreement by and between Huron Consulting Group Inc. and C. Mark Hussey

10.2	Press Release — Huron Consulting Group Appoints C. Mark Hussey as Executive Vice President, Chief Financial Officer and Treasurer